Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Omitted information is indicated by [***].

Master Collaboration Agreement

dated as of

July 31, 2026

between

Ford Motor Company

and

Blue Bird Body Company

TABLE OF CONTENTS

Article	Title	Page
1	Definitions and Interpretation	4
2	Definitive Agreements	8
3	Project Scope	11
4	Design, Engineering, and Technical Specifications	13
5	Emissions, Certification, and Homologation	15
6	Testing and Validation	16
7	License to F5X Program Designs	16
8	Tooling and Equipment	17
9	Intellectual Property	19
10	Powertrain Supply and Integration	20
11	Branding, Marketing, and Trademark License	21
12	[***] Transition Services	22
13	Public Announcements	23
14	Exclusivity	24
15	Vehicle Warranty [***]	28
16	Records and Audit	29
17	Representations and Warranties	29
18	Indemnification	31
19	[***]	32
20	Insurance	33
21	Compliance with Laws	34
22	Force Majeure	35
23	Confidentiality	35
24	Term and Termination	36
25	Miscellaneous	37

MASTER COLLABORATION AGREEMENT
This MASTER COLLABORATION AGREEMENT (this "Agreement" or "MCA") is made and entered into as of July 31, 2026 (the "Effective Date"), by and between Ford Motor Company, a Delaware corporation, with offices at One American Road, Dearborn, Michigan 48126 ("Ford"), and Blue Bird Body Company, a Georgia corporation, with offices at 3920 Arkwright Rd., Ste. 200, Macon, Georgia 31210 ("Collaborator"). Ford and Collaborator are each referred to herein as a "Party" and collectively as the "Parties."
RECITALS
WHEREAS, Ford currently engineers and manufactures the F53 (motorhome) and F59 (commercial) stripped chassis products (collectively, the "F5X Products"), which are critical to the operations of Ford's major fleet customers and the recreational vehicle upfitter market;
WHEREAS, Ford intends to wind down its internal manufacturing of the F5X Products and, to maintain continuity of supply for its customer base and preserve the ecosystem of Ford-powered commercial vehicles, seeks a strategic relationship with a capable manufacturer to assume the role of primary producer of substitute stripped chassis products;
WHEREAS, the F5X Products are currently assembled for Ford by Detroit Chassis LLC, a Michigan limited liability company (“Detroit Chassis Plant” or "DCP"), at DCP's manufacturing facility located in Detroit, Michigan (the "DCP Facility"), pursuant to existing contractual arrangements between Ford and DCP (the "Ford-DCP Arrangements");
WHEREAS, Collaborator is separately negotiating with DCP an asset purchase agreement pursuant to which Collaborator would acquire, directly or through a designated wholly-owned subsidiary, the lease rights to the DCP Facility and certain assets used in the assembly of the F5X Products (such agreement, as executed, the "Blue Bird-DCP Agreement", and the consummation of the transactions contemplated thereby, the "DCP Closing"); the Blue Bird-DCP Agreement is a separate agreement between Collaborator and DCP to which Ford is not a party, and Ford makes no representation or warranty, and assumes no obligation or liability, with respect thereto;
WHEREAS, Collaborator wishes to engineer, manufacture, assemble, and sell stripped chassis products that are functionally equivalent to, and capable of replacing, the F5X Products, powered by Ford-supplied Powertrains, as a profitable expansion of its total addressable market;
WHEREAS, Ford is willing to supply its proprietary Powertrains (through FCS, pursuant to the Powertrain Supply Agreement) and to license certain technical data to Collaborator, expressly conditioned upon Collaborator's firm commitment to (i) invest in and maintain sufficient manufacturing capacity to meet market demand, (ii) achieve commercial launch no later than the Target Launch Dates, and (iii) maintain quality and durability standards that protect the reputation of the Ford Powertrain brand;

WHEREAS, the Parties intend that the collaboration contemplated hereby (the "Project") be governed by two primary operative agreements: this MCA and the Powertrain Supply Agreement; and
WHEREAS, the Parties have conducted the Gateway Reviews contemplated by their non-binding term sheet [***] ("Term Sheet") the for the Project and wish to proceed to definitive documentation on the terms set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1 — DEFINITIONS AND INTERPRETATION
1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:
"Affiliate" means, with respect to a Party, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Party. For this purpose, "Control" means the direct or indirect ownership of more than twenty five percent (25%) of the voting equity or other voting ownership interest of a Person, or the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
"Agreement" or "MCA" means this Master Collaboration Agreement, together with all Schedules hereto, as amended, supplemented, or otherwise modified from time to time in accordance with its terms.
"Background IP" means all Intellectual Property that is (i) owned or controlled by a Party prior to the Effective Date, or (ii) developed or acquired by a Party independently of the Project and without reliance on the other Party's Confidential Information or Intellectual Property.
"Blue Bird-DCP Agreement" has the meaning set forth in the Recitals.
"Business Day" means any day other than a Saturday, Sunday, or day on which commercial banks in the State of Michigan are authorized or required by Law to be closed.
"Collaborator Vehicles" means, collectively, the F53 Replacement and the F59 Replacement, and each other stripped chassis product developed, manufactured, or sold by Collaborator under the Project.
"Confidential Information" has the meaning set forth in Section 23.1.
"DCP" has the meaning set forth in the Recitals.
"DCP Closing" has the meaning set forth in the Recitals.

"DCP Closing Date" means the date on which the DCP Closing occurs.
"DCP Facility" has the meaning set forth in the Recitals.
[***]

"Definitive Agreements" means, collectively, this MCA and the PSA.
"Effective Date" has the meaning set forth in the preamble.
"Exclusivity Period" has the meaning set forth in Section 14.4.
"FCS" means Ford Component Sales, LLC, a Delaware limited liability company and a subsidiary of Ford.
"FLP Coverage" means Ford Lincoln Protect, or a substantially similar extended service plan offered by Ford and agreed to by Collaborator, as further described in Article 15.
“Force Majeure Event” has the meaning set forth in Section 22.1.
"Ford-DCP Arrangements" has the meaning set forth in the Recitals.
"Ford EOP" means the date on which Ford permanently ceases series production of the F5X Products [***]. Ford may, in its sole discretion, adjust Ford EOP upon written notice to Collaborator. Upon the occurrence of Ford EOP, Ford shall promptly notify Collaborator in writing of the actual date thereof.
"Ford Marks" means the specific Ford trademarks, service marks, trade names, logos, and other indicia of source identified and approved by Ford in writing for use under this Agreement (e.g., the "Ford Oval" logo [***]), as further described in writing.
"F53 Replacement" means a dedicated stripped chassis platform specifically engineered for the Class A motorhome and recreational vehicle market, designed to meet the Technical Specifications.
"F59 Replacement" means a dedicated commercial stripped chassis platform specifically engineered for the step-van, delivery, and logistics market (e.g., parcel delivery fleets, linen services, and food trucks), designed to meet the Technical Specifications.
"F5X Products" has the meaning set forth in the Recitals.
"F5X Tooling" means the tooling, dies, molds, jigs, fixtures, gauges, patterns, assembly equipment, and other tangible production equipment owned by Ford, used in the assembly of the F5X Products, which is located at the DCP Facility.
“Gateway Reviews” means reviews undertaken by the Collaborator which allow Collaborator to make a high-level determination as to the feasibility and viability of the program being both competitive and a profitable venture.

"Governmental Authority" means any supranational, national, federal, state, provincial, municipal, or local government, or any agency, instrumentality, regulatory body, court, or other authority exercising executive, legislative, judicial, regulatory, or administrative functions thereof, including the U.S. Environmental Protection Agency, the California Air Resources Board, and the U.S. National Highway Traffic Safety Administration.
"Intellectual Property" means any and all proprietary rights, whether registered or unregistered, including: (i) patents, patent applications, and utility models; (ii) trademarks, service marks, trade names, trade dress, logos, and domain names, together with the goodwill associated therewith; (iii) copyrights, works of authorship, moral rights, and database rights; (iv) trade secrets, know-how, technical data, specifications, drawings, designs, algorithms, source code, object code, software, and confidential business information; and (v) any other intellectual property or proprietary rights recognized under applicable Law.
"Law" means any applicable statute, law, ordinance, regulation, rule, code, order, requirement, or rule of common law of any Governmental Authority, including the Federal Motor Vehicle Safety Standards (FMVSS), CAFE and GHG standards, and applicable EPA and CARB requirements.
"Licensed Design Data" means Ford's existing design data, CAD files, engineering specifications, and technical information related to the legacy F5X Products, as licensed to Collaborator under Article 7.
"Outside DCP Closing Date" means [***] after Ford EOP, or such later date as the Parties may agree in writing.
"Person" means any individual, corporation, limited liability company, partnership, limited partnership, joint venture, association, trust, unincorporated organization, Governmental Authority, or other entity.
"Powertrain" means the specific configuration of the Ford 7.3L V8 gasoline engine [***], together with certain components provided therewith as mutually agreed by the Parties and FCS and as further specified in the PSA.
"Project" has the meaning set forth in the Recitals.
"PSA" or "Powertrain Supply Agreement" means the agreement to be entered into between Collaborator and FCS governing the commercial terms for the sale and purchase of the Powertrains and defined components, including pricing, forecasting, ordering, logistics, and service parts supply.
"Representatives" means, with respect to a Party, its Affiliates and its and their respective directors, officers, employees, agents, advisors, and consultants.
"Restricted Product" means a stripped chassis in the Class 5–6 segment.

[***]

"Schedule" means a schedule attached to and forming part of this Agreement.
"Supplier Tooling" means tooling owned by Ford or Ford’s third party suppliers, used in the production of components for the F5X Products, exclusive of the F5X Tooling as defined above and located at the premises of Ford or a Ford supplier or other third party.
"Target Launch Date" means, for each of the F53 Replacement and the F59 Replacement, the date set forth in Schedule 2, or such other date as the Parties may mutually agree in writing.
"Technical Specifications" means the detailed engineering and performance requirements for the Collaborator Vehicles set forth in Schedule 1.
"Term" has the meaning set forth in Section 24.1.
"Territory" means the United States, Canada, and Mexico.
[***]

"Transition Period" means the period of up to three (3) years commencing on the Effective Date, during which Ford provides the Transition Services described in Article 12.
"Transition Services" has the meaning set forth in Article 12 and are set out in Schedule 3.
1.2 Interpretation. In this Agreement, except to the extent the context otherwise requires: (a) the words "include," "includes," and "including" are deemed to be followed by "without limitation"; (b) "or" is not exclusive; (c) "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole; (d) references to Articles, Sections, and Schedules are to the Articles and Sections of, and Schedules to, this Agreement; (e) references to a statute or regulation refer to such statute or regulation as amended from time to time and any successor thereto; (f) the singular includes the plural and vice versa; (g) references to any agreement or document are to that agreement or document as amended, supplemented, or modified from time to time in accordance with its terms; and (h) references to a Person include its permitted successors and assigns. The Schedules form an integral part of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction against the Party drafting it. The headings are for convenience only and do not affect interpretation.

ARTICLE 2 — DEFINITIVE AGREEMENTS
2.1 Two-Agreement Structure. The Project is governed by the two Definitive Agreements: (a) this MCA, which governs the overall strategic relationship, including the Project timeline, Collaborator's obligation to produce, transition services, Intellectual Property licensing, trademark usage, exclusivity, warranty allocation, confidentiality, and termination; and (b) the PSA, which governs the specific commercial terms for the sale and purchase of the Powertrains and defined components by FCS to Collaborator, including pricing, forecasting, ordering, logistics, and service parts supply.
2.2 Execution of the PSA. The PSA will be executed between Collaborator and FCS in a form mutually agreed between Collaborator and FCS. Ford shall cause FCS to negotiate the PSA in good faith.
2.3 Order of Precedence. In the event of a conflict or inconsistency among the documents comprising the relationship between the Parties, the following order of precedence shall govern solely as to the subject matter in conflict: (a) first, the body of this MCA (excluding Schedules); (b) second, the Schedules to this MCA; and (c) third, the PSA, except that, with respect to the commercial terms for the sale and purchase of the Powertrains and defined components (including pricing, forecasting, ordering, delivery, payment, allocation of supply, and Powertrain service parts), the PSA shall control. For the avoidance of doubt, matters of Intellectual Property ownership and licensing, trademark usage, exclusivity, the obligation to produce, and the allocation of warranty and recall responsibility (other than recalls, field service actions, and other corrective actions relating specifically to the design or manufacture of the Powertrain, which are governed by the PSA) shall be governed by this MCA.
2.4 [***]

2.5 Blue Bird-DCP Agreement; No Ford Obligation. Collaborator acknowledges and agrees that (a) the Blue Bird-DCP Agreement is a separate agreement between Collaborator and DCP, and Ford is not a party to, and has no obligation or liability under or in respect of, the Blue Bird-DCP Agreement; (b) Ford has made no representation or warranty of any kind, express or implied, regarding DCP, the DCP Facility, the assets to be acquired thereunder (other than Ford’s express obligations regarding F5X Tooling under Article 8), or the ability of Collaborator to consummate the DCP Closing; (c) Collaborator's obligations under this Agreement, including its obligation to produce under Section 3.3 and to achieve commercial launch by each Target Launch Date, are absolute and are not conditioned upon the execution of, the performance of, or the DCP Closing under, the Blue Bird-DCP Agreement, and no failure to execute the Blue Bird-DCP Agreement, no delay in or failure of the DCP Closing, and no act or omission of DCP shall (i) excuse, suspend, or delay any obligation of Collaborator under this Agreement, (ii) constitute a Force Majeure Event, or (iii) entitle Collaborator to any extension of any Target Launch Date or milestone set forth in Schedule 2; and (d) neither the Blue Bird-DCP Agreement nor the DCP Closing amends, supersedes, or otherwise affects this Agreement or the PSA. Notwithstanding all preceding provisions of this Section 2.5, in the event that the DCP closing is not consummated, regardless of the party responsible, Ford agrees on or before the Outside DCP Closing Date, to meet with Collaborator and to discuss in good faith reasonable alternatives and assistance that Ford may provide to Collaborator to identify and launch an alternative manufacturing location and to mutually agree on a best path forward for manufacture of the Collaborator Vehicles.
2.6 Conditions Relating to the DCP Closing.
(a) No Closing Prior to Ford EOP. Collaborator shall not permit the DCP Closing to occur, and shall not accept delivery, possession, or control of the DCP Facility or of any asset used by DCP in the assembly of the F5X Products, in each case prior to Ford EOP, without Ford's prior written consent.
(b) No Interference with Ford Production. Collaborator shall not, and shall not permit any of its Affiliates or Representatives to, take any action, enter into any agreement or arrangement, or make any request of DCP, in each case that does or would reasonably be expected to (i) interrupt, delay, curtail, or otherwise interfere with Ford's production of the F5X Products at the DCP Facility, Ford's receipt of F5X Products or service parts therefrom, or DCP's performance of the Ford-DCP Arrangements; (ii) cause DCP to breach, terminate, or seek to renegotiate any of the Ford-DCP Arrangements; (iii) impair the availability at the DCP Facility of the labor, tooling, equipment, materials, supplier arrangements, or utilities required for Ford's production of the F5X Products through Ford EOP; or (iv) result in the removal, relocation, decommissioning, modification, or encumbrance of any tooling or equipment used in the production of the F5X Products prior to Ford EOP.
(c) [***]

(d) Ford Transfers Conditioned on the DCP Closing. Notwithstanding anything to the contrary in this Agreement, (i) no transfer, sale, assignment, or delivery to Collaborator of any F5X Tooling or other Ford-owned tooling, equipment, or other tangible asset under Article 8 [***] shall occur, or be required to occur, prior to the later of Ford EOP and the DCP Closing Date. If the DCP Closing does not occur on or prior to the Outside DCP Closing Date, Ford shall have no obligation to transfer any such asset [***] and Ford may dispose of any such asset in its sole discretion.
(e) Notices. Collaborator shall notify Ford in writing promptly upon execution of the Blue Bird-DCP Agreement and upon the DCP Closing, and promptly upon becoming aware of any circumstance that would reasonably be expected to cause the DCP Closing not to occur by the Outside DCP Closing Date.
(f) [***]
2.7 [***]

ARTICLE 3 — PROJECT SCOPE
3.1 Strategic Objective. The Parties shall collaborate to enable Collaborator to develop, validate, launch, manufacture, and sell the Collaborator Vehicles as functional and commercial replacements for the F5X Products, thereby ensuring continuity of supply for Ford's existing upfitter and fleet customers as Ford transitions out of the stripped chassis business. Ford's primary role under the Project is the supply of the Powertrains (through FCS, pursuant to the PSA) and the provision of the limited Transition Services described in Article 12. The Parties acknowledge that the Project is a transition of the stripped chassis business to Collaborator and not a joint development of the Collaborator Vehicles; Collaborator is solely responsible for the engineering, development, integration, and manufacture of the Collaborator Vehicles, except for those obligations expressly allocated to Ford under this Agreement. For the avoidance of doubt, nothing in this Agreement, and no forecast, projection, or estimate exchanged by the Parties, guarantees any revenue to Collaborator or the profitability of the Collaborator Vehicles.
3.2 Collaborator Vehicles. The Collaborator Vehicles shall consist of the F53 Replacement and the F59 Replacement, each engineered and manufactured to meet the Technical Specifications set forth in Schedule 1, together with such other stripped chassis products as the Parties may add to the Project by mutual written agreement. Each addition to the Project shall be documented by a written amendment to this Agreement and a corresponding update to Schedule 1 and, where applicable, Schedule 2.
3.3 Obligation to Produce. As a material inducement for Ford to enter into this collaboration and to license its Intellectual Property hereunder, Collaborator undertakes a firm, binding, and irrevocable obligation (subject to Collaborator's rights under Article 14 (Exclusivity) and Article 24 (Termination), and to the forecasting provisions of the PSA) to engineer, manufacture, assemble, market, and sell the Collaborator Vehicles in accordance with this Agreement throughout the Term. Collaborator represents, warrants, and covenants that it shall invest in, establish, and maintain manufacturing capacity, tooling, labor, supply chain resources, and working capital sufficient to satisfy the full projected market demand of Ford's existing upfitter and fleet customers for both the F53 Replacement and the F59 Replacement, commencing upon the applicable Target Launch Date and continuing throughout the Term. Collaborator acknowledges that Ford is exiting the manufacture of the F5X Products in reliance on Collaborator's commitments under this Article 3, that Ford's existing customers depend upon continuity of supply of functionally equivalent stripped chassis products, and that Collaborator's obligation to produce is fundamental to the bargain reflected in this Agreement, including the exclusivity granted to Collaborator under Article 14. Collaborator shall not abandon, suspend, or discontinue production of either Collaborator Vehicle during the Term without Ford's prior written consent, except as expressly permitted under Article 24.
3.4 Ford Supply and Service-Continuity Commitment. Ford shall cause FCS to make available the Powertrains and defined components for sale to Collaborator pursuant to the PSA, subject to the allocation, forecasting, and other terms of the PSA. In addition, Ford shall exercise commercially reasonable efforts to maintain sufficient service provider access and support [***], as further described in Article 15, and shall perform its development support obligations under Section 3.6 in accordance with the program schedule set forth in Schedule 2.
3.5 Target Launch Dates and Program Schedule. Collaborator shall achieve commercial launch of each Collaborator Vehicle no later than its applicable Target Launch Date, as set forth in Schedule 2, and the Parties acknowledge that the F53 Replacement and the F59 Replacement may have distinct development timelines, validation gates, and launch requirements. Schedule 2 sets forth a comprehensive and binding program schedule, including all critical milestones (e.g., Mule Build, Prototype Build, Validation Completion, PPAP, and Job #1) necessary to achieve the Target Launch Dates, the Ford development deliverables described in Section 3.6, and a process for updating the program schedule and Target Launch Dates to account for delays outside Collaborator's reasonable control. Any deviation from the Target Launch Dates or the milestones set forth in Schedule 2 without Ford's prior written consent shall constitute a material breach of this Agreement, except to the extent such deviation is materially caused by (a) Ford's acts or omissions, including any failure by Ford to perform its obligations under Section 3.6, or (b) a Force Majeure Event, in which case the affected timelines in Schedule 2 shall be equitably extended for a period commensurate with the delay in accordance with the update process set forth therein.
3.6 Ford Development Support. Ford shall use commercially reasonable efforts to provide and define its calibration and certification work plans needed to support the Target Launch Dates, including hardware material-required dates (MRDs) to support prototype development vehicles, purge targets, and similar deliverables reasonably required to support Ford's development efforts and Collaborator's program schedule. Such Ford deliverables, and the target dates therefor, shall be identified in Schedule 2, and Ford shall notify Collaborator promptly upon becoming aware of any anticipated material delay in any such deliverable.
3.7 Capacity Assurance. Collaborator shall maintain manufacturing capacity, tooling, labor, and supply chain resources sufficient to meet its obligations under Section 3.3 throughout the Term. Upon Ford's reasonable request, but in no event more than twice per calendar year, Collaborator shall provide Ford with a written certification, together with reasonable supporting information, demonstrating that Collaborator maintains capacity sufficient to satisfy its binding forecasts and the obligation to produce.
3.8 Supply Chain. Collaborator shall be solely responsible for establishing, qualifying, and managing its own supply chain for all components of the Collaborator Vehicles other than the Powertrain and defined components supplied by FCS under the PSA. Collaborator shall use commercially reasonable efforts to qualify and maintain redundancy or contingency arrangements for critical components in order to mitigate the risk of supply disruption. [***]
3.9 No Resale of Powertrains. Collaborator shall use the Powertrains and defined components purchased for this Collaboration Program solely for incorporation into the Collaborator Vehicles. Collaborator shall not (a) resell the Powertrain or any defined component as received from FCS without first incorporating it into a Collaborator Vehicle, (b) disassemble the Powertrain or any defined component and sell the constituent parts to any Person, or (c) sell, transfer, or otherwise make available the Powertrain or any defined component to any Person, in each case except for the purpose of servicing the Collaborator Vehicles or as otherwise expressly permitted under the PSA.
ARTICLE 4 — DESIGN, ENGINEERING, AND TECHNICAL SPECIFICATIONS
4.1 Engineering Responsibility. Collaborator shall be solely responsible, at its cost, for all engineering, design, development, integration, validation, and homologation work necessary to develop, launch, and manufacture the Collaborator Vehicles in accordance with this Agreement, except for those obligations expressly allocated to Ford under Section 3.6, Section 4.5, Article 5, and Article 7. Collaborator shall perform such work in accordance with generally accepted engineering standards for the automotive OEM industry and the Technical Specifications.
4.2 Compliance with Technical Specifications. Collaborator shall engineer and manufacture each Collaborator Vehicle to meet or exceed the minimum requirements set forth in Section A (Minimum Requirements) of Schedule 1, ensuring seamless integration with existing upfitter bodies and fleet operations. The Technical Specifications set forth in Schedule 1 constitute the controlling description of the required design, performance, and feature attributes of the Collaborator Vehicles, and in the event of any inconsistency between this Article 4 and Schedule 1, Schedule 1 shall govern.
4.3 Wheelbase Configurations. The wheelbase configurations to be offered for each Collaborator Vehicle as of launch (or as otherwise agreed by the Parties) are set forth in Section A of Schedule 1. The Parties shall, during the development period and thereafter from time to time, discuss in good faith whether any individual wheelbase length is of insufficient volume and profitability to justify its continued offering. A wheelbase length may be added to or removed from a Collaborator Vehicle's offering only by mutual written agreement of the Parties, following good-faith evaluation of (a) historical and projected unit volume for the configuration, (b) the profitability of the configuration to Collaborator, and (c) the continuity-of-supply needs of Ford's existing customers. The Parties shall conduct an initial wheelbase-rationalization review no later than [the completion of the Validation Completion milestone set forth in Schedule 2], and shall confirm in Schedule 1 the final set of launch wheelbase configurations resulting from that review. No removal of a wheelbase length shall relieve Collaborator of its obligation to satisfy market demand for the remaining configurations, and any removal shall be implemented through the change-control and Schedule 1 update process set forth in Section 4.7.

4.4 Technical Capability and Features. Collaborator warrants that the Collaborator Vehicles will offer the capabilities and feature content set forth in Section B (Technical Capability and Features) of Schedule 1, which capabilities and feature content shall be materially comparable to, or superior to, those of the outgoing F5X Products. Such capabilities and features include [***] specified in Section B of Schedule 1, in each case to the extent currently offered in the F5X Products or required by applicable Law at the anticipated date of launch.
4.5 [***]
4.6 Calibration Ownership. [***] Collaborator shall not modify, reverse engineer, or attempt to derive the Powertrain calibration, and shall implement only those calibration interfaces and parameters made available or approved by Ford. Any vehicle-level integration by Collaborator shall not negatively impact the performance, durability, or emissions compliance of the Powertrain.
4.7 Engineering Changes. Collaborator shall have authority over, and responsibility for, engineering changes to the Collaborator Vehicles, except that Collaborator shall obtain Ford's prior written consent before implementing any change that (a) during the Transition Period affects the form, fit, or function of the Powertrain or its integration into the Collaborator Vehicle, (b) [***], or (c) affects the use, display, or placement of the Ford Marks. The Parties shall establish and maintain a change-control process in Schedule 2 governing the proposal, review, approval, documentation, and implementation of engineering changes (including changes to the wheelbase offering under Section 4.3) and the allocation of any resulting cost or timing impacts. Each Party shall promptly notify the other of any change in applicable Law, or any Powertrain or vehicle-level issue, that may necessitate an engineering change, and the Parties shall cooperate in good faith to implement any change required for continued compliance or safety.
4.8 Quality Standards. Collaborator shall design, manufacture, assemble, and validate the Collaborator Vehicles in accordance with good industry practice, the Technical Specifications, and a quality management system meeting or exceeding ISO 9001(or its successor). Collaborator acknowledges that the quality and durability of the Collaborator Vehicles are of fundamental importance [***].
4.9 Brand Protection. If the Collaborator Vehicles experience quality, durability, safety, or field-performance issues that Ford reasonably determines are detrimental to the Ford Powertrain brand or the Ford Marks, Ford may require Collaborator to develop and implement a corrective action plan within a reasonable period. The exercise of Ford's rights under this Section 4.9 is without prejudice to Ford's rights under Article 11, Article 14 (Exclusivity), and Article 24 (Termination).

ARTICLE 5 — EMISSIONS, CERTIFICATION, AND HOMOLOGATION
5.1 Allocation of Regulatory Responsibility. The Parties agree to the division of responsibility for regulatory certification set forth in this Article 5. Except as expressly allocated to Ford in Section 5.2, Collaborator shall be solely responsible, at its cost, for all certification, homologation, and regulatory compliance of the Powertrain downstream of the hot end exhaust and of the completed Collaborator Vehicles.
5.2 Ford Responsibility [***]. Ford shall remain responsible for [***]. Ford shall provide Collaborator with the emissions-related data, certificates, and documentation reasonably necessary to enable Collaborator to obtain vehicle-level certification and homologation of the Collaborator Vehicles, as further described in Schedule 2.
5.3 Collaborator Responsibility (Vehicle-Level). Collaborator shall be solely responsible for [***] and for the homologation and certification of the completed Collaborator Vehicles, including: (a) obtaining all necessary EPA and CARB vehicle-level certifications (excluding the engine-level certificate held by Ford); (b) ensuring vehicle-level compliance with Corporate Average Fuel Economy (CAFE) and Greenhouse Gas (GHG) standards, as applicable; (c) ensuring compliance with all applicable Federal Motor Vehicle Safety Standards (FMVSS); (d) generating and maintaining all required compliance documentation, including the Incomplete Vehicle Manual (IVM) and Body Builder Guides; and (e) managing all noise, vibration, and harshness (NVH) certification and pass-by noise testing.
5.4 Cooperation. Each Party shall provide the other with such information, data, certificates, and reasonable assistance as the other Party may reasonably require to perform its respective certification and homologation obligations under this Article 5. Collaborator shall not make any representation to any Governmental Authority regarding the Powertrain or the engine-level certificate held by Ford without Ford's prior written consent. Each Party shall promptly notify the other of any communication from, or to, a Governmental Authority that materially affects the other Party's certification responsibilities or the regulatory status of the Powertrain or the Collaborator Vehicles.
5.5 Maintenance of Certifications. Throughout the Term, (a) Ford shall use commercially reasonable efforts to maintain the engine-level emissions certificate for the Powertrain, and (b) Collaborator shall obtain and maintain all vehicle-level certifications and approvals necessary to manufacture, sell, and support the Collaborator Vehicles in the markets in which they are sold. Each Party shall bear the costs of maintaining the certifications for which it is responsible.

ARTICLE 6 — TESTING AND VALIDATION
6.1 Validation Program. Collaborator shall, at its cost, conduct a comprehensive validation program to ensure the durability and reliability of the Collaborator Vehicles. The Collaborator Vehicles must meet or exceed the durability standards of the F5X Products.
6.2 Durability Testing. Collaborator shall complete the specific Accelerated Durability Testing cycle required by major fleet customers, [***].
6.3 Collaborative Testing. In an effort to compress program timing, the Parties may, by mutual written agreement, elect to collaborate on certain testing activities. Any such collaboration shall be documented in Schedule 2 or a separate written statement of work and shall allocate the associated responsibilities and costs. No collaborative testing shall relieve Collaborator of its responsibility for the validation, durability, and reliability of the Collaborator Vehicles.
6.4 Validation Records. Collaborator shall maintain complete and accurate records of its validation and durability testing, including test plans, protocols, and results, throughout the Term and for the period required under Section 16.1, and upon Ford’s request, but no more than once per year, shall provide written documentation confirming that the Collaborator Vehicles meet the durability standards required under this Article 6.
ARTICLE 7 — LICENSE TO F5X PROGRAM DESIGNS
7.1 Grant of License. Subject to the terms of this Agreement, Ford hereby grants to Collaborator a non-exclusive, royalty-free, fully paid-up, non-transferable (except as permitted under Section 25.6) license, without the right to sublicense (except to Collaborator's subcontractors solely for purposes of the Project and subject to written confidentiality obligations no less protective than those in Article 23), to use the Licensed Design Data solely for the purpose of developing, validating, manufacturing, and supporting the Collaborator Vehicles under the Project.
7.2 "AS IS" Basis. The Licensed Design Data is provided on an "AS IS" basis. Ford makes no representations or warranties, express or implied, regarding the Licensed Design Data, including any representation or warranty as to its accuracy, completeness, currency, or fitness for a particular purpose, and Ford expressly disclaims all such representations and warranties. Notwithstanding anything to the contrary in this Agreement, the representations and warranties in Article 17 do not apply to the Licensed Design Data.
7.3 Collaborator Responsibility. Collaborator acknowledges and agrees that it is solely responsible for verifying the Licensed Design Data and for all engineering, design, integration, and validation work necessary to adapt such data for the Collaborator Vehicles. Collaborator's use of the Licensed Design Data is at Collaborator's own risk.
7.4 Ownership of Licensed Design Data and Derivatives. As between the Parties, Ford retains all right, title, and interest in and to the Licensed Design Data. Collaborator shall own all right, title, and interest in and to any derivative works, modifications, improvements, or new designs created by Collaborator in the course of developing the Collaborator Vehicles, subject to Ford's continuing ownership of the underlying Licensed Design Data and of all Intellectual Property related to the Powertrain. The ownership and licensing of Intellectual Property are further addressed in Article 9.
7.5 Delivery. Ford shall deliver the Licensed Design Data to Collaborator in accordance with the timing and format set forth in Schedule 2, to the extent such Licensed Design Data is reasonably available to Ford in existing form. Ford shall have no obligation to create, regenerate, reformat, or update any Licensed Design Data.
ARTICLE 8 — TOOLING AND EQUIPMENT
8.1 F5X Tooling. The Parties shall cooperate in good faith to identify, among the F5X Tooling, all items that are useful and necessary for Collaborator's production of the Collaborator Vehicles.
8.2 Transfer Terms. [***].
8.3 Relocation and Refurbishment. Collaborator shall be responsible, at its own cost, for the inspection, refurbishment, or replacement of any F5X Tooling acquired by Collaborator. Upon Collaborator's reasonable request and to the extent reasonably available to Ford, Ford will make available to Collaborator existing Ford-owned drawings and information relating to the jigs and fixtures associated with the F5X Tooling acquired by Collaborator, on an "AS IS" basis and without any obligation to create, regenerate, or update any such materials.
8.4 Title. The F5X Tooling is located at the DCP Facility, and Ford shall have no delivery obligation with respect thereto. Title to the F5X Tooling shall pass to Collaborator upon DCP Closing. Following transfer, and upon the Parties’ reasonable agreement as to the condition of the tooling, Collaborator shall be solely responsible for the maintenance, repair, insurance, and use of such F5X Tooling.
8.5 Supplier Tooling.
(a) Ownership of Supplier Tooling. Ford is and shall remain the owner of all Supplier Tooling, and no Supplier Tooling shall be transferred to Collaborator under this Agreement. Upon Collaborator's reasonable request, Ford shall issue to the applicable supplier a letter of authorization, in a form determined by Ford, authorizing the supplier to use the Supplier Tooling identified therein to produce components for sale to Collaborator for use in the Collaborator Vehicles. Each such authorization is subject to Ford's priority right to the use of the Supplier Tooling and the associated productive capacity for components and service parts required by Ford or its Affiliates, and Ford may revoke or modify any such authorization upon written notice if Collaborator breaches this Section 8.5, if Ford ceases to own the applicable Supplier Tooling, or if continued authorization would impair Ford's priority right or Ford's service parts obligations.
(b) Authorized Use. Ford's obligation under Section 8.5(a) is limited to the issuance of such authorization. Ford makes no representation or warranty regarding the condition, availability, or remaining useful life of any Supplier Tooling or the capacity, pricing, or willingness of any supplier, and has no obligation to repair, refurbish, replace, maintain, or fund any Supplier Tooling, to provide any substitute therefor, or to cause any supplier to contract with Collaborator. Collaborator shall be solely responsible for its own supply arrangements with each supplier, including any tooling access or amortization charges, shall not move or modify any Supplier Tooling without Ford's prior written consent, and shall not permit any lien or encumbrance to attach to any Supplier Tooling.
8.6 Condition of F5X Tooling.
(a) Condition as of Ford EOP. Ford represents and warrants that, as of Ford EOP, the F5X Tooling will be in good working order, consistent with its condition in Ford's ordinary course of production of the F5X Products immediately prior to Ford EOP, subject to ordinary wear and tear. Collaborator shall be entitled to inspect the F5X Tooling during the thirty (30) day period prior to Ford EOP, at a time coordinated with Ford in advance and in a manner consistent with Section 2.6(b), and shall notify Ford in writing of any item that Collaborator reasonably believes does not satisfy this Section 8.6(a) no later than Ford EOP. Ford's sole obligation, and Collaborator's sole and exclusive remedy, in respect of any such item shall be, at Ford's election, to repair the item or to replace it with a comparable item. Any claim not made prior to Ford EOP is waived. Notwithstanding Section 19.3, Ford's liability under this Section 8.6 is limited to the remedy set forth herein.
(b) No Obligation after Ford EOP. The representation and warranty in this Section 8.6 is given solely as of Ford EOP. Ford makes no representation or warranty as to the condition of the F5X Tooling at any time after Ford EOP, and shall have no obligation with respect to the maintenance, repair, condition, or preservation of the F5X Tooling from and after Ford EOP. Collaborator acknowledges that, from Ford EOP until the DCP Closing Date, the F5X Tooling will remain at the DCP Facility in the possession or control of DCP, and Collaborator shall be solely responsible for making such arrangements with DCP as Collaborator deems necessary to ensure that the F5X Tooling is maintained, secured, and preserved during that period. Any degradation, damage, loss, or deterioration of the F5X Tooling occurring after Ford EOP shall be at Collaborator's sole risk and shall not affect Collaborator's obligations under this Agreement.

ARTICLE 9 — INTELLECTUAL PROPERTY
9.1 Background IP. Except as expressly provided in the license granted under Article 7 (Licensed Design Data) and the trademark license granted under Article 11 (Ford Marks), neither Party acquires any right, title, or interest in or to the other Party's Background IP. Each Party retains all right, title, and interest in and to its own Background IP. Nothing in this Agreement is or shall be construed as an assignment or grant of ownership of any Background IP.
9.2 Ford Ownership. Ford shall retain sole and exclusive ownership of all Intellectual Property related to the Powertrain, including all engines, transmissions, software, calibration, control algorithms, and related technical data, and including any improvements, modifications, or derivative works thereof, regardless of the Person that conceives or develops them. Ford also retains sole and exclusive ownership of the Licensed Design Data, subject to the license granted under Article 7. To the extent Collaborator acquires or is deemed to acquire any right, title, or interest in or to any Intellectual Property related to the Powertrain (including any modification or derivative of the Powertrain calibration, control algorithms, or related software or technical data), Collaborator hereby assigns, and shall cause its Representatives to assign, all such right, title, and interest to Ford, and shall execute all documents and take all actions reasonably requested by Ford to perfect and record such ownership.
9.3 Collaborator Ownership. Collaborator shall own all right, title, and interest in and to the Intellectual Property related to the unique design, engineering, and manufacturing of the Collaborator Vehicles (excluding the Powertrain and all Intellectual Property related thereto), including any derivative works, modifications, improvements, or new designs created by Collaborator based on the Licensed Design Data during the course of the Project, subject to Ford's continuing ownership of the underlying Licensed Design Data.
9.4 No Implied Licenses. Except for the licenses expressly granted in this Agreement, no license or other right under any Intellectual Property of either Party is granted, whether by implication, estoppel, or otherwise. Collaborator shall not use the Powertrain Intellectual Property or the Licensed Design Data except as expressly permitted under this Agreement.
9.5 Protection of Powertrain IP. Collaborator shall not, and shall not permit any Representative or third party to, (a) reverse engineer, decompile, disassemble, or otherwise attempt to derive the Powertrain calibration, control algorithms, source code, or related technical data, except to the limited extent such restriction is prohibited by applicable Law; (b) remove, alter, or obscure any proprietary notice on any Powertrain Intellectual Property or Licensed Design Data; or (c) use the Powertrain Intellectual Property or Licensed Design Data to develop, or assist any third party in developing, any product that competes with the Powertrain. Provided, however, that nothing in this section shall prohibit Collaborator from working with any third parties to develop and integrate any alternative propulsion systems offerings within the Collaborator Vehicles to the Ford Powertrain, as long as Collaborator and any such third party do not use the Powertrain Intellectual Property or Licensed Design Data to do so.

9.6 Further Assurances. Each Party shall execute such documents and take such further actions as the other Party may reasonably request to give effect to the ownership and licensing provisions of this Article 9.
ARTICLE 10 — POWERTRAIN SUPPLY AND INTEGRATION
10.1 Scope of Supply. FCS shall supply the Powertrains and defined components for the Collaborator Vehicles pursuant to and on the commercial terms set forth in the PSA. For purposes of this Agreement and the Definitive Agreements, the "Powertrain" means the specific configuration of the Ford 7.3L V8 gasoline engine [***] together with certain components provided therewith as mutually agreed by the Parties and FCS and as further specified in the PSA.
10.2 Ford Responsibility. Ford shall be responsible for the design of the Powertrain components. FCS shall supply the Powertrain and defined components in a configuration materially similar to [***], subject to any packaging modifications mutually agreed upon for the Project.
10.3 Collaborator Responsibility. Collaborator shall be responsible for the design, procurement, and integration of (a) all powertrain-related systems downstream of the catalytic converters (e.g., mufflers, tailpipes, resonators), and (b) all peripheral systems necessary for vehicle operation (e.g., cooling modules, fuel systems, electrical architecture integration), in each case ensuring that such systems do not negatively impact the performance, durability, or emissions compliance of the Powertrain.
10.4 Commercial Terms Governed by the PSA. [***]
10.5 Interdependence of the Definitive Agreements. The Parties acknowledge that this Agreement and the PSA are interdependent and together constitute the Definitive Agreements governing the Project. Collaborator's obligation to produce the Collaborator Vehicles under Article 3, and Ford's commitment under Section 3.4, are to be read together with the forecasting and supply mechanics of the PSA. The supply of Powertrains and defined components shall be governed exclusively by the PSA.
10.6 FLP Coverage. Collaborator's purchase of FLP Coverage in respect of the Powertrains, and the warranty allocation associated therewith, are addressed in Article 15. The pricing of FLP Coverage shall be as set forth in, or determined in accordance with, the PSA.

ARTICLE 11 — BRANDING, MARKETING, AND TRADEMARK LICENSE
11.1 Vehicle Branding. The Collaborator Vehicles shall be marketed and sold under Collaborator's primary brand and nameplates. Collaborator shall have the primary right and obligation to brand the vehicle exterior, interior, and documentation, subject to the Ford branding requirements and the trademark license set forth in this Article 11.
11.2 Ford Branding License. To leverage the market reputation of the Ford Powertrain, Collaborator shall brand the Powertrain and the Collaborator Vehicle with the Ford Marks as mutually agreed by the Parties. Subject to the terms of this Agreement, Ford hereby grants to Collaborator a limited, non-exclusive, non-transferable, royalty-free license, without the right to sublicense, to use the Ford Marks identified and approved by Ford in its sole discretion, solely in connection with the marketing, sale, and service of the Collaborator Vehicles during the Term.
11.3 Usage Guidelines and Approval. All use of the Ford Marks shall be strictly in accordance with Ford's brand identity standards and guidelines, as provided by Ford from time to time. Collaborator shall submit all proposed vehicle badging, marketing materials, and press releases referencing Ford or the Ford Powertrain to Ford for prior written approval. Ford may withhold or condition such approval in its discretion to protect the Ford Marks and the Ford brand.
11.4 Quality Control. Collaborator acknowledges that the Ford Marks are valuable assets of Ford and that the goodwill associated with the Ford Marks is of fundamental importance to Ford. Collaborator shall use the Ford Marks only in a manner that maintains the quality standards and reputation associated with the Ford Marks, and shall, upon Ford's request, provide samples of its use of the Ford Marks for Ford's review. All goodwill arising from Collaborator's use of the Ford Marks inures solely to the benefit of Ford.
11.5 Ownership; No Challenge. As between the Parties, Ford is the sole and exclusive owner of the Ford Marks. Collaborator shall not (a) acquire any right, title, or interest in or to the Ford Marks other than the limited license granted herein, (b) register or attempt to register any Ford Mark or any mark confusingly similar thereto, or (c) challenge or assist any third party in challenging the validity of, or Ford's ownership of, the Ford Marks.
11.6 Revocation. Ford reserves the right to revoke or suspend the license granted under this Article 11 immediately upon written notice if Collaborator's use of the Ford Marks is deemed by Ford to be detrimental to the Ford brand or reputation, or if Collaborator otherwise breaches this Article 11 and fails to cure such breach within the period specified in Ford's notice. Upon expiration or termination of the Term, or upon revocation of the license, Collaborator shall cease all use of the Ford Marks, except to the extent reasonably necessary to service Collaborator Vehicles already in the field and as the Parties may otherwise agree in writing.
11.7 Marketing and Sales Responsibility. Collaborator shall be solely responsible, at its cost, for all marketing, sales, distribution, and customer support activities related to the Collaborator Vehicles, and acknowledges that it is the primary obligor for all vehicle sales and customer relationships. To the extent Collaborator develops and distributes marketing materials, brochures, and digital content for the Collaborator Vehicles, Collaborator shall accurately represent the capabilities and specifications of the Ford Powertrain in all such materials.
11.8 [***]
ARTICLE 12 — [***] TRANSITION SERVICES
12.1 Transition Support. Ford shall support the transition of Ford's existing customer base to the Collaborator Vehicles for the duration of the Transition Period. Ford's obligations during the Transition Period (collectively, the "Transition Services") shall consist of [***], subject to applicable confidentiality restrictions and applicable Law. The Transition Services are further described in Schedule 3.
12.2 [***] Coordination. Upon Collaborator's request, Ford shall [***].
12.3 Limits on Transition Services. Ford's obligation to provide the Transition Services shall automatically terminate upon the earlier of the expiration of the Transition Period and the termination of the Definitive Agreements for any reason. Ford shall have no obligation to provide ongoing engineering, manufacturing, or sales support beyond the scope expressly set forth in this Agreement, including the schedules hereto. Collaborator acknowledges that it is solely responsible for building its own internal capabilities to sustain the business long-term.
12.4 Customer Relationships. Nothing in this Article 12 transfers, or obligates Ford to transfer, any customer contract or customer relationship to Collaborator, and Ford makes no representation or warranty that any existing F5X customer will purchase any Collaborator Vehicle. Collaborator shall be solely responsible for establishing and maintaining its own customer relationships and contracts.

ARTICLE 13 — PUBLIC ANNOUNCEMENTS
13.1 Restriction on Announcements. Neither Party shall engage in any public promotion, press release, or external communication, including with existing F5X Product customers and potential customers of the Collaborator Vehicles, regarding the Project or the Collaborator Vehicles, or otherwise use the other Party's trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case without the prior written authorization of the other Party, except as permitted under Section 13.3 or as otherwise expressly permitted under this Agreement (including the licensed use of the Ford Marks under Article 11).
13.2 [***]
13.3 Securities and Legally Required Disclosures. Neither Party shall make any public announcement regarding the Project without first obtaining the other Party's consent as to the substance and extent of the announcement, in order to allow evaluation of any securities disclosure requirements based on the applicable materiality and definitiveness of the agreement. Notwithstanding the foregoing, if a Party reasonably determines, on advice of counsel, that disclosure regarding the Project or the Definitive Agreements is required by applicable Law or the rules of any securities exchange, such Party may make the required disclosure, provided that it (a) gives the other Party reasonable prior notice of the proposed disclosure to the extent practicable and not prohibited by Law, (b) limits the disclosure to that which is legally required, and (c) reasonably cooperates with the other Party's efforts to obtain confidential treatment of, or otherwise minimize, the disclosure.
13.4 Coordinated Launch Announcement. Following execution of the Definitive Agreements, the Parties shall cooperate in good faith to develop the contents and timing of a mutually agreed press release announcing the Project, subject to the [***] securities considerations set forth in this Article 13.

ARTICLE 14 — EXCLUSIVITY
14.1 Product Exclusivity. Collaborator covenants and agrees that, throughout the Term:
(a) each Collaborator Vehicle powered by an internal combustion engine using gasoline or propane fuel shall be engineered, designed, manufactured, marketed, and sold exclusively with Ford Powertrains, or other Ford internal combustion powertrains using gasoline or propane fuel subject to [***] Section 14.5, below;
(b) Collaborator shall purchase from FCS one hundred percent (100%) of its requirements for internal combustion engines and transmissions using gasoline or propane fuel for the Collaborator Vehicles, and shall not purchase, acquire, or obtain any such engine or transmission from any other Person;
(c) Collaborator shall not offer, market, sell, or deliver any Collaborator Vehicle equipped with, or configured to accept, any internal combustion engine or transmission using gasoline or propane fuel supplied, designed, or manufactured by any Person other than Ford or FCS;
(d) Collaborator shall not, and shall not authorize or assist any third party to, design, develop, integrate, validate, or promote any internal combustion powertrain (or any engine or transmission therefor) using gasoline or propane fuel for use in any Collaborator Vehicle, in substitution for or in competition with the Ford Powertrain; and
(e) Collaborator shall not take any action, or omit to take any action, the purpose or effect of which is to circumvent the product exclusivity set forth in this Section 14.1.
The product exclusivity set forth in this Section 14.1 does not apply to any propulsion system other than those using gasoline or propane fuel, including battery-electric powertrain or diesel, as to which Collaborator is under no obligation to use Ford products or partners, subject only to [***] Section 14.5.
14.2 Market Exclusivity. Provided that Collaborator remains in compliance in all material respects with its obligations under the Definitive Agreements (including its quality, warranty, and forecasting obligations), Ford agrees that, during the Exclusivity Period, it shall not supply the Powertrain to any non-Ford-affiliated third party for the primary purpose of manufacturing a direct competitor to the Collaborator Vehicles, namely a Restricted Product in the Territory. For the avoidance of doubt, the market exclusivity granted in this Section 14.2 applies solely to the Powertrain and to the Ford 7.3L V8 gasoline engine alone (the “7.3L Engine”); such restriction shall not apply to individual sales of other components of the Powertrain system. Ford agrees that, during the Exclusivity Period, Ford shall not manufacture, sell, or supply any Ford-branded Restricted Product in the Territory, regardless of powertrain or engine configuration, in each case subject to Section 14.3.
14.3 Scope Limitations. Except as expressly set forth in Section 14.2, nothing in this Agreement limits the ability of Ford or FCS to design, manufacture, sell, or supply any other powertrain,

engine, transmission, or powertrain subcomponent, to any Person, in any vehicle segment or geographic market, including any powertrain other than the Powertrain or the 7.3L Engine for use in a Restricted Product in the Territory (subject to [***] Section 14.5). Without limiting the foregoing, and notwithstanding anything to the contrary in this Article 14, nothing in this Agreement restricts Ford or any of its Affiliates from:
(a) continuing to manufacture the F5X Products through Ford EOP, and continuing to sell, offer, market, distribute, invoice, deliver, and transfer title to F5X Products (including any model year thereof) manufactured on or prior to Ford EOP, together with any F5X Products then held in inventory by Ford, its Affiliates, its dealers, or any other Person, in each case without time limitation and until such inventory is exhausted;
(b) supplying, selling, and distributing service parts, replacement parts, remanufactured parts, accessories, and aftermarket parts for the F5X Products, prior model vehicles, and any other Ford or Affiliate product, including through the use of Supplier Tooling, and performing any warranty, extended service plan, recall, field service action, safety campaign, emissions campaign, or other corrective action in respect of any such product;
(c) providing service, maintenance, repair, diagnostic, technical, calibration, software, firmware, over-the-air, and other updates, upgrades, and support in respect of the F5X Products, prior model vehicles, and any other Ford or Affiliate product, and making any engineering, design, calibration, or specification change to any such product required or advisable for regulatory compliance, safety, quality, durability, serviceability, or continued availability of parts;
(d) satisfying any obligation to any customer, dealer, upfitter, supplier, or Governmental Authority existing as of the Effective Date, or arising under applicable Law, in respect of the F5X Products or prior model vehicles;
(e) selling, supplying, or licensing the Powertrain, the 7.3L Engine, or any other powertrain, engine, electric motor, transmission, component, or vehicle to Ford Affiliates, or for incorporation into any product other than a Restricted Product in the Territory, in any market; or
(f) manufacturing, selling, or supplying any vehicle, chassis, powertrain, or component outside the Territory, or outside the Restricted Product segment, in each case without restriction.
14.4 Exclusivity Period. The "Exclusivity Period" means the period commencing on the Effective Date and continuing for an initial term of six (6) years after the Target Launch Date. [***]. In no event shall the Exclusivity Period extend beyond [***] from the Target Launch Date, except by the mutual written agreement of the Parties.

14.5 [***]

14.6 Termination of Market Exclusivity by Ford. Ford may terminate the market exclusivity granted in Section 14.2 immediately upon written notice if, during the Transition Period, Collaborator fails to perform any material obligation under the Definitive Agreements, including: (a) failure to meet non-Powertrain quality or warranty targets; (b) the occurrence of excessive safety recalls or field service actions related to the Collaborator Vehicles; (c) failure to launch the Collaborator Vehicles in accordance with the timeline (including any process for updating timelines due to delays outside Collaborator's reasonable control) set forth in Schedule 2; or (d) a material degradation in customer satisfaction or Tier 1 fleet relationships (e.g., loss of approved-supplier status with major fleets due to vehicle performance); provided, in each case, that such non-compliance is not materially caused by Ford's failure to comply with the terms of the Definitive Agreements. During or following the Transition Period, Ford may terminate the market exclusivity granted in Section 14.2 immediately upon written notice if Collaborator fails to perform its material obligations under Articles 3, 5, 6, 7, 9, 11, 14, 17, 18, 21, 23, and 25. Termination of market exclusivity under this Section 14.6 is in addition to, and without prejudice to, Ford's other rights and remedies under this Agreement, including its termination rights under Article 24.
14.7 Termination of Product Exclusivity by Collaborator. Collaborator may terminate the product exclusivity granted in Section 14.1 if Ford commits a material breach of this Agreement and fails to cure such breach within sixty (60) days after its receipt of written notice from Collaborator describing the breach in reasonable detail; provided, that if such breach is not reasonably capable of cure within such sixty (60)-day period, and Ford has commenced and is diligently pursuing a cure, the cure period shall be extended for so long as Ford continues to diligently pursue the cure, up to a maximum of an additional sixty (60) days. For the avoidance of doubt, the supply of Powertrains and defined components, and all of Collaborator's rights and remedies in respect of any failure to supply, are governed exclusively by the PSA and shall not constitute a basis for termination of product exclusivity under this Section 14.7. Termination of product exclusivity under this Section 14.7 shall be Collaborator's sole remedy with respect to the matters giving rise to such termination, without prejudice to Collaborator's other rights and remedies under this Agreement for the underlying breach.

ARTICLE 15 — VEHICLE WARRANTY [***]
15.1 Powertrain Warranty. Collaborator may purchase FLP Coverage for each Powertrain unit acquired. The Parties acknowledge and agree that the FLP Coverage, if purchased by Collaborator, shall constitute the sole and exclusive warranty coverage provided by Ford and FCS for the Powertrain, and that Ford shall have no further warranty obligation, financial liability, or responsibility for the Powertrain beyond the specific coverage limits set forth in the applicable FLP Coverage purchased for each Collaborator Vehicle. The FLP Coverage shall extend for a period of [***], commencing from the in-service date of the Collaborator Vehicle. All warranty claims related to the Powertrain shall be adjudicated and administered strictly in accordance with the standard terms, conditions, and exclusions of the applicable FLP Coverage contract or equivalent negotiated terms between the Parties. To the extent Collaborator elects not to purchase FLP Coverage, any alternative coverage purchased by Collaborator shall be substantially similar to or greater than as provided under the FLP Coverage.
15.2 Collaborator Vehicle Warranty. Collaborator, as the manufacturer of record for the completed vehicle, shall be solely responsible for the warranty coverage, administration, and financial liability for all non-Powertrain systems of the Collaborator Vehicles, including the chassis frame, suspension, steering, braking systems, electrical architecture, body structure, and the integration of the Powertrain into the chassis. To ensure that the Collaborator Vehicles remain competitive with the outgoing F5X Products and satisfy the requirements of major fleet accounts, Collaborator covenants to provide, at a minimum, the following warranty terms for each Collaborator Vehicle [***].
15.3 Service Network. Collaborator shall be primarily responsible for establishing and maintaining a service network capable of supporting the Collaborator Vehicles, and shall be responsible for educating its customer base regarding the proper procedures for obtaining service [***] Ford, through FCS, shall make service parts for the Powertrain available [***] in accordance with Ford's standard service parts retention policies and the terms of the PSA. Collaborator shall be solely responsible for the supply, distribution, and logistics of all non-Powertrain service parts necessary to support the Collaborator Vehicles in the field.
15.4 [***]

ARTICLE 16 — RECORDS AND AUDIT
16.1 Records. Collaborator shall create and maintain complete and accurate books and records relating to its performance under this Agreement, including: (a) engineering, design, and validation records demonstrating compliance with the Technical Specifications and applicable Law; (b) manufacturing, quality, warranty, and field-performance records; (c) a current bill of materials for each Collaborator Vehicle; (d) records sufficient to demonstrate Collaborator's compliance with the product exclusivity and Powertrain-use obligations under Article 14 and Section 3.9 (including records of the engines and transmissions sourced for, and incorporated into, the Collaborator Vehicles); (e) records of Collaborator's use of the Ford Marks; and (f) records relating to capacity maintained under Section 3.7. Collaborator shall retain such records for the longer of (i) the period required by applicable Law, and (ii) the applicable warranty period for the relevant Collaborator Vehicle plus three (3) years.
16.2 Audit and Access. Upon reasonable prior written notice and during normal business hours, and not more than once per calendar year (except for cause), Ford and its representatives may (a) examine the records described in Section 16.1 to the extent relevant to Collaborator's compliance with this Agreement, and (b) access Collaborator's manufacturing facilities to observe the manufacturing and quality processes for the Collaborator Vehicles, in each case subject to Collaborator's reasonable safety and security requirements and the confidentiality obligations in Article 23. Ford's audit and access rights under this Article 16 are limited to verifying Collaborator's compliance with this Agreement (including its quality, capacity, exclusivity, Powertrain-use, Ford Marks, and warranty obligations), and do not extend to Collaborator's pricing, margins, or other competitively sensitive commercial information except to the extent reasonably necessary to verify a specific compliance obligation under this Agreement.
ARTICLE 17 — REPRESENTATIONS AND WARRANTIES
17.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, that:
(a) it is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation or organization;
(b) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder, and the execution of this Agreement by the individual whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate action;
(c) when executed and delivered by both Parties, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar Laws and to general principles of equity;

(d) its execution, delivery, and performance of this Agreement do not and will not violate its organizational documents, any applicable Law, or any agreement or obligation to which it is a party or by which it is bound; and
(e) it is not subject to any pending or, to its knowledge, threatened litigation or proceeding that would reasonably be expected to materially impair its ability to perform its obligations under this Agreement.
17.2 Collaborator Representations and Warranties. Collaborator further represents, warrants, and covenants to Ford that:
(a) it has, or prior to the applicable Target Launch Date will have, the financial resources, manufacturing capability, technical expertise, tooling, facilities, equipment, and personnel necessary to perform its obligations under this Agreement, including its obligation to produce the Collaborator Vehicles under Article 3;
(b) it holds, or prior to the applicable Target Launch Date will hold, and shall maintain throughout the Term, all licenses, permits, certifications, and governmental approvals necessary to manufacture, sell, and support the Collaborator Vehicles;
(c) the Collaborator Vehicles will be designed, manufactured, and validated to meet or exceed the Technical Specifications and to comply with all applicable Law, including all applicable FMVSS, EPA, and CARB vehicle-level requirements for which Collaborator is responsible under Article 5;
(d) it shall perform its obligations under this Agreement in compliance with all applicable Law, including the U.S. Foreign Corrupt Practices Act and applicable export control and trade sanction Laws;
(e) neither Collaborator nor any of its officers, directors, or employees performing under this Agreement is debarred, suspended, or otherwise ineligible to participate in any government program, or is the subject of any sanctions administered by any applicable Governmental Authority;
(f) as of the Effective Date, Collaborator has no knowledge of any fact, circumstance, condition, or contingency (other than the passage of time and the satisfaction of the condition described in Section 2.6(a)) that would reasonably be expected to prevent, delay beyond the Outside DCP Closing Date, or impose a material condition on, the execution of the Blue Bird-DCP Agreement or the consummation of the DCP Closing, including any required consent, approval, or authorization of any Governmental Authority or third party, any financing condition, any title or environmental matter affecting the DCP Facility, or any unsatisfied diligence, board, or shareholder approval condition;

(g) Collaborator has, or will have at the DCP Closing, the financial resources necessary to consummate the DCP Closing, and the DCP Closing is not subject to any financing contingency; and
(h) Collaborator has not entered into, and shall not enter into, any agreement, arrangement, or understanding with DCP or any of its Affiliates or Representatives that conflicts with, or would reasonably be expected to cause DCP to breach, the Ford-DCP Arrangements or Section 2.6(b).
17.3 Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 17, EACH PARTY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, THE LICENSED DESIGN DATA IS PROVIDED "AS IS" IN ACCORDANCE WITH ARTICLE 7.
ARTICLE 18 — INDEMNIFICATION
18.1 Indemnification by Collaborator. Collaborator shall indemnify, defend, and hold harmless Ford, its Affiliates, and their respective directors, officers, employees, and agents (collectively, the "Ford Indemnified Parties") from and against any and all third-party claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys' fees) (collectively, "Losses") to the extent arising out of or relating to:
(a) the manufacture, assembly, marketing, sale, or use of the Collaborator Vehicles;
(b) any product liability claim, personal injury, or property damage alleged to have been caused by the Collaborator Vehicles, except to the extent such claim is caused or alleged to be caused solely by a manufacturing defect in the Ford-supplied Powertrain components;
(c) any recall, field service action, or other corrective action arising out of or related to (i) the non-Powertrain components of the Collaborator Vehicles, (ii) the integration, installation, or packaging of the Powertrain within the Collaborator Vehicle, (iii) the thermal management, exhaust routing, or calibration interfaces controlled by Collaborator, or (iv) any manufacturing defect in the final assembly of the Collaborator Vehicle;
(d) Collaborator's breach of any representation, warranty, or covenant in this Agreement; or
(e) Collaborator's negligence, gross negligence, or willful misconduct in the performance of its obligations under this Agreement.
18.2 Indemnification by Ford. Ford shall indemnify, defend, and hold harmless Collaborator, its Affiliates, and their respective directors, officers, employees, and agents (collectively, the

"Collaborator Indemnified Parties") from and against any and all Losses to the extent arising out of or relating to:
(a) Ford's breach of any representation, warranty, or covenant in this Agreement;
(b) Ford's gross negligence or willful misconduct in the performance of its obligations under this Agreement;
(c) Any claim related to the manufacture, assembly, marketing, sale, or use of any F5X Products, including any recalls, field service action, or other corrective action to such F5X Products, whether such claim is based upon the Powertrain, the body upfit, or any other component of such vehicles.
18.3 Indemnification Procedures. The Party seeking indemnification (the "Indemnified Party") shall (a) promptly notify the indemnifying Party (the "Indemnifying Party") in writing of any claim for which indemnification is sought, provided that any failure or delay in providing such notice shall not relieve the Indemnifying Party of its obligations except to the extent it is actually prejudiced thereby; (b) permit the Indemnifying Party to control the defense and settlement of the claim with counsel of its choosing, provided that the Indemnifying Party shall not settle any claim in a manner that imposes any non-monetary obligation on, or admits any liability or wrongdoing of, the Indemnified Party without the Indemnified Party's prior written consent (not to be unreasonably withheld); and (c) reasonably cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of the claim. The Indemnified Party may participate in the defense at its own expense with counsel of its own choosing.
18.4 Powertrain Excluded. This Agreement does not address, and the indemnification obligations under this Article 18 do not extend to, any liability arising from the design, manufacture, supply, warranty, or performance of the Powertrain or the defined components, all of which are addressed solely under the PSA. For the avoidance of doubt, nothing in this Agreement constitutes any representation, warranty, indemnity, or other obligation of Ford or FCS with respect to the Powertrain in the Collaborator Vehicles.
ARTICLE 19 — LIMITATION OF LIABILITY
19.1 [***]
19.2 [***]
19.3 [***]

ARTICLE 20 — INSURANCE
20.1 Coverage. For the entire duration of the license or the Term and for the greater of the applicable statute of limitations or ten (10) years after the manufacture of Collaborator Vehicles, at its sole cost and expense, Collaborator must procure and maintain insurance as set forth herein, continuously throughout the Term from such companies as are acceptable to Ford and listed in the current "Best's Insurance Guide" as possessing a minimum policyholders rating of "A-" (Excellent) and a financial category no lower than "VI" ([***]) or a minimum A rating from Standard and Poor’s or a minimum A rating from Fitch or a minimum A3 rating from Moody’s.
20.1.1    Employer's liability insurance for statutory limits or where non-statutory, for not less than [***] per occurrence.
20.1.2    Occurrence type commercial general liability insurance, including but not limited to contractual coverage, for bodily injury including death, personal injury, property damage and products liability with limits of not less than [***] limit per occurrence and annual aggregate.
20.1.3    At any time that Collaborator’s performance of the terms of this Agreement involves the use of owned, non-owned and hired vehicles of Collaborator or any of its subcontractors on the premises of Ford or the other Ford Indemnified Parties or in the provision of services that includes the transportation of persons, Collaborator must procure and maintain automobile liability insurance covering all such vehicles with limits of not less than [***] combined single limit.
20.2    Policy Terms. Insurance coverage may be met by a combination of primary and excess or umbrella policies. Each insurance policy listed above, and any excess or umbrella policy carried by Collaborator with additional limits than those specified above, must name Ford and its Affiliates as additional insureds or provide for them to have the benefit of Indemnity to Principal coverage under the policy(s). All insurance policies of Collaborator for this Agreement will provide primary coverage for Collaborator legal liability and to the extent of that legal liability, will be primary, and will not be excess to or contributory with, any self-insurance or insurance policies carried by Ford or its Affiliates.
20.3    Evidence; Notice. Collaborator shall provide Ford with certificates of insurance evidencing the coverage required under this Article 20. Collaborator agrees to provide Ford with not less than thirty (30) days' prior written notice of any cancellation or material reduction of any such coverage.
20.4    No Limitation. The furnishing of a certificate or maintenance of insurance under this Article 20 shall not limit, reduce, or otherwise affect Collaborator's indemnification or other obligations or liabilities under this Agreement.
20.5    Subcontractor Insurance. Collaborator must require its subcontractors to procure or maintain insurance coverage at the limits and terms described above. Collaborator must indemnify and be fully responsible for any cost to Ford and its Affiliates resulting from said subcontractor's failure to procure or maintain said insurance.
20.6     Waiver of Subrogation. Collaborator hereby waives any and all rights of subrogation for recovery against Ford and its Affiliates, and their respective officers, directors, stockholders, agents, and employees, relating to losses or damage arising from performance under this Agreement. This mutual subrogation waiver will preclude the assignment of any insurance claim by way of subrogation to any insurer. Collaborator agrees to give immediately to each appropriate insurer written notice, if required, of the terms of these mutual waivers, and if necessary, have said insurance policies properly endorsed to prevent the invalidation of the insurance coverages by reason of these waivers, if required by the respective insurance policies. Collaborator shall indemnify Ford and its Affiliates against any loss or expense, including but not limited to reasonable attorney's fees, resulting from the failure to obtain such insurance subrogation waiver.
ARTICLE 21 — COMPLIANCE WITH LAWS
21.1 General Compliance. Each Party shall comply with all applicable Laws, regulations, and ordinances in the performance of its obligations under this Agreement, including the U.S. Foreign Corrupt Practices Act (FCPA) and applicable export control and trade sanction Laws.
21.2 Anti-Corruption. Neither Party shall, in connection with this Agreement, directly or indirectly offer, promise, authorize, or make any payment or transfer of anything of value to any government official or other Person for the purpose of improperly obtaining or retaining business or securing an improper advantage, in violation of the FCPA or any other applicable anti-corruption Law.
21.3 Trade Controls. Each Party shall comply with all applicable export control, import, customs, economic sanctions, and trade embargo Laws in connection with its performance under this Agreement, and shall not export, re-export, or transfer any item, technology, or data received from the other Party except in compliance with such Laws.
21.4 Compliance Cooperation. Upon reasonable request, each Party shall provide the other with such certifications, documents, and information as are reasonably necessary to demonstrate compliance with this Article 21.

ARTICLE 22 — FORCE MAJEURE
22.1 Force Majeure Event. Neither Party will be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (other than any obligation to make a payment when due), when and to the extent such failure or delay is caused by or results from acts beyond the reasonable control of the affected Party, including acts of God, flood, fire, earthquake, explosion, war, terrorism, invasion, riot or other civil unrest, embargoes or blockades, national or regional emergency, epidemic or pandemic, strikes, labor stoppages or slowdowns or other industrial disturbances, any governmental order, Law, or action, and shortage of adequate power, telecommunications, or transportation facilities (each, a "Force Majeure Event"), in each case provided that the affected Party (a) provides prompt written notice to the other Party stating the period of time the occurrence is expected to continue, and (b) uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.
22.2 Extension; Termination. During the pendency of a Force Majeure Event, the affected timelines under this Agreement, including the milestones set forth in Schedule 2, shall be equitably extended for a period commensurate with the delay caused by the Force Majeure Event. If a Force Majeure Event affecting a Party continues substantially uninterrupted for a period of one-hundred eighty (180) days or more, the other Party may terminate this Agreement upon written notice to the affected Party.
ARTICLE 23 — CONFIDENTIALITY
23.1 Confidential Information. The Parties acknowledge that the existence and terms of this Agreement and the other Definitive Agreements, as well as any proprietary information exchanged in connection with the Project or the negotiation or performance of the Definitive Agreements, constitute "Confidential Information" governed by the existing Confidentiality and Non-Disclosure Agreement dated August 15, 2025 between the Parties (the "NDA"). The terms of the NDA are incorporated herein by reference and shall remain in full force and effect with respect to such Confidential Information.
23.2 Survival; Conflict. The confidentiality obligations of the Parties under the NDA shall survive the expiration or termination of this Agreement in accordance with their terms, and in any event shall continue with respect to any Confidential Information for so long as required under the NDA. In the event of any conflict between the terms of the NDA and this Agreement with respect to the treatment of Confidential Information, the terms of the NDA shall control, except that the permitted disclosure provisions of Article 13 (Public Announcements) shall govern public communications regarding the Project.
23.3 Term of Confidentiality. Notwithstanding any shorter confidentiality period set forth in the NDA, each Party shall maintain the confidentiality of the other Party's Confidential Information for so long as such information remains confidential and, with respect to any trade secret, for so long as such information constitutes a trade secret under applicable Law.

ARTICLE 24 — TERM AND TERMINATION
24.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 24, shall continue in effect until the expiration of the Exclusivity Period (including any renewals thereof under Section 14.4) (the "Term"). The Parties may extend the Term by mutual written agreement.
24.2 Termination for Material Breach. Either Party may terminate this Agreement upon written notice to the other Party if the other Party commits a material breach of this Agreement and fails to cure such breach within sixty (60) days after its receipt of written notice from the non-breaching Party describing the breach in reasonable detail; provided, that if such breach is not reasonably capable of cure within such sixty (60)-day period, and the breaching Party has commenced and is diligently pursuing a cure, the cure period shall be extended for so long as the breaching Party continues to diligently pursue the cure, up to a maximum of an additional sixty (60) days.
24.3 Termination for Insolvency. Either Party may terminate this Agreement immediately upon written notice if the other Party (a) becomes insolvent or admits its inability to pay its debts generally as they become due; (b) becomes subject, voluntarily or involuntarily, to any proceeding under any bankruptcy or insolvency Law that is not dismissed within sixty (60) days; (c) makes a general assignment for the benefit of creditors; or (d) has a receiver, trustee, or similar officer appointed for it or its property.
24.4 Termination for Force Majeure. Either Party may terminate this Agreement in accordance with Section 22.2.
24.5 Effect of Termination. Upon expiration or termination of this Agreement:
(a) all licenses granted by Ford to Collaborator under this Agreement, including the trademark license under Article 11 and the Licensed Design Data license under Article 7, shall terminate, except as necessary for Collaborator to service Collaborator Vehicles already sold and except as the Parties may otherwise agree in writing;
(b) Collaborator shall cease all use of the Ford Marks, except to the extent reasonably necessary to service Collaborator Vehicles already in the field and as otherwise expressly agreed in writing;
(c) each Party shall, upon request, return or destroy the other Party's Confidential Information in accordance with the NDA;
(d) termination or expiration of this Agreement shall not affect the rights or obligations of the Parties under the PSA, which shall be governed by its own terms; and
(e) termination or expiration of this Agreement shall not relieve either Party of any obligation or liability accrued prior to the effective date of such termination or expiration,

nor affect any right or remedy of either Party arising out of any breach occurring prior thereto.
24.6 Customer Continuity on Termination. Notwithstanding any termination of this Agreement, each Party shall reasonably cooperate to minimize disruption to Ford's existing customer base and to the customers of the Collaborator Vehicles, including with respect to the continued availability of service parts and warranty support for Collaborator Vehicles already sold, in each case on terms to be agreed by the Parties.
24.7 Survival. The following provisions shall survive the expiration or termination of this Agreement: Section 2.6, Article 7 (License to F5X Program Designs, solely as to ownership), Article 9 (Intellectual Property), Article 17 (Representations and Warranties, as to accrued claims), Article 18 (Indemnification), Article 19 (Limitation of Liability), Article 21 (Compliance with Laws, as to surviving obligations), Article 23 (Confidentiality), this Section 24.7, Section 24.5, Section 24.6, and Article 25 (Miscellaneous), together with any other provision that by its nature is intended to survive.
ARTICLE 25 — MISCELLANEOUS
25.1 Further Assurances. Each Party shall, upon the reasonable request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms and intent of this Agreement.
25.2 Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever. Neither Party shall represent to any third party that it has any such authority.
25.3 Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement in writing and addressed to the applicable Party at the address set forth below (or to such other address as the recipient may designate from time to time in accordance with this Section). Notices sent in accordance with this Section shall be deemed effective: (a) when delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (with all fees prepaid); (c) on the date sent by email (with confirmation of transmission), if sent during the recipient's normal business hours, and otherwise on the next Business Day; or (d) on the third (3rd) day after being mailed by certified or registered mail, return receipt requested, postage prepaid.
If to Ford:

Ford Motor Company
One American Road, Dearborn, Michigan 48126

Ford Motor Company
Attention: [***]
Email: [***]
with a copy to: [***]
Email: [***]
If to Collaborator:

Blue Bird Body Company
3920 Arkwright Rd., Ste. 200, Macon, Georgia 31210
Attention: [***]
Email: [***]
with a copy to: [***]
Email: [***]
25.4 Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference (including the NDA), and the PSA, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including the Term Sheet. In the event of any conflict between the terms of this Agreement and those of any Schedule, the terms of this Agreement (excluding its Schedules) shall control, except to the extent the Schedule expressly states that it modifies a specific provision of this Agreement. The order of precedence as among the Definitive Agreements with respect to their respective subject matter is as set forth in Section 2.3.
25.5 Amendment; Modification; Waiver. This Agreement may be amended, modified, or supplemented only by a written instrument signed by an authorized representative of each Party. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and signed by the waiving Party. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

25.6 Assignment. Neither Party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of Law, or otherwise, without the other Party's prior written consent. For purposes of the preceding sentence, any merger, consolidation, or reorganization involving a Party (regardless of whether that Party is a surviving or disappearing entity), and any change of control of a Party, shall be deemed a transfer requiring consent. Notwithstanding the foregoing, either Party may assign this Agreement in its entirety, upon written notice to the other Party, to an Affiliate or to a successor to all or substantially all of the assets of the business to which this Agreement relates, provided that the assignee assumes in writing all of the assigning Party's obligations under this Agreement and, in the case of an assignment by Collaborator, the assignee has the financial and operational capability to perform Collaborator's obligations under this Agreement. No assignment shall relieve the assigning Party of any of its obligations under this Agreement without the other Party's prior written consent. Any purported assignment, delegation, or transfer in violation of this Section 25.6 is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.
25.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, except as expressly set forth in this Agreement.
25.8 Governing Law. This Agreement and all matters arising out of or relating to this Agreement are governed by, and shall be construed in accordance with, the laws of the State of Michigan, without regard to the conflict of laws provisions thereof to the extent such principles would require or permit the application of the laws of any jurisdiction other than those of the State of Michigan.
25.9 Dispute Resolution.
(a) Escalation. The Parties shall attempt in good faith to resolve any dispute, controversy, or claim arising out of or relating to this Agreement (a "Dispute") promptly by negotiation between senior executives of each Party who have authority to settle the Dispute. Either Party may initiate such escalation by written notice to the other Party describing the Dispute. If the Dispute is not resolved within forty-five (45) days after delivery of such notice, either Party may pursue its remedies in accordance with Section 25.10.
(b) Continued Performance. Except where prevented from doing so by the nature of the Dispute, each Party shall continue to perform its obligations under this Agreement during the pendency of any Dispute.
25.10 Submission to Jurisdiction. Subject to Section 25.9, each Party irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the state and federal courts located in the State of Michigan for any Dispute that is not resolved through the process set forth in Section 25.9; (b) waives any objection to venue in such courts and any defense of inconvenient forum; and (c) consents to service of process in the manner provided for the giving of notices under Section 25.3.
25.11 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY FOR ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
25.12 Equitable Relief. Each Party acknowledges that a breach by it of Article 9 (Intellectual Property), Article 11 (Ford Marks), Article 14 (Exclusivity), or Article 23 (Confidentiality) may cause the other Party irreparable harm for which an award of monetary damages would not be adequate. Accordingly, in the event of such a breach or threatened breach, the non-breaching Party shall be entitled to seek equitable relief, including a restraining order, preliminary or permanent injunction, specific performance, and any other relief that may be available from any court of competent jurisdiction, without any requirement to post a bond or other security and without any requirement to prove actual monetary damages. Such remedies shall be in addition to, and not in lieu of, any other remedies available at law or in equity, subject to the limitations expressly set forth in this Agreement.
25.13 Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
25.14 Cumulative Remedies. Except as expressly provided in this Agreement, all rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, or otherwise.
25.15 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation, and execution of this Agreement and the consummation of the transactions contemplated hereby.
25.16 Interpretation. For purposes of this Agreement: (a) the words "include," "includes," and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole; and (d) references to Articles, Sections, and Schedules refer to the Articles and Sections of, and Schedules attached to, this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Schedules referred to herein shall be construed as an integral part of this Agreement to the same extent as if set forth verbatim herein.
25.17 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
25.18 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by email or other means of electronic transmission, shall be deemed to have been duly and validly delivered and shall be valid and effective for all purposes.
[Signature page to follow. The rest of this page is intentionally blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

FORD MOTOR COMPANY

By:	/s/ Alicia Boler Davis
Name:	Alicia Boler Davis
Title:	President, Ford Pro
Date:	Aug 3, 2026

BLUE BIRD BODY COMPANY

By:	/s/ John Wyskiel
Name:	John Wyskiel
Title:	President & CEO
Date:	Aug 3, 2026

SCHEDULE 1 — TECHNICAL SPECIFICATIONS
[***]

SCHEDULE 2 — PROGRAM SCHEDULE AND MILESTONES
[***]

SCHEDULE 3 — TRANSITION SERVICES
[***]

SCHEDULE 4 – BASE PRICING [***]
[***]